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                                                                    Exhibit 21.1

                    SUBSIDIARIES OF ATP OIL & GAS CORPORATION

             Name                                       Jurisidication

       ATP Energy, Inc.                                     Texas
  ATP Oil & Gas (UK) Limited                            United Kingdom
ATP Oil & Gas (Netherlands) B.V.                          Netherlands